EXHIBIT 10.1(b)

THIRD AMENDMENT TO THE
CENTURYTEL UNION 401(k) PLAN
AS AMENDED AND RESTATED
EFFECTIVE DECEMBER 31, 2006

CENTURYTEL, INC., represented herein by its Executive Vice President and Chief Financial Officer, R. Stewart Ewing, Jr., as Plan Sponsor and Employer, does hereby execute the following amendment to the CenturyTel Union 401(k) Plan and Trust, each amendment effective as of November 20, 2008:

1.	Section 1.13 of the Plan ("Company Stock") is amended to read in its entirety as follows:

Company Stock.  Shares of voting common stock, $1.00 par value, issued by CenturyTel, Inc., and which constitute "qualifying employer securities," as defined in Section 4975(e)(8) of the Code.

2.	A new Section 1.13A of the Plan ("Company Stock Account") is added after Section 1.13 ("Company Stock") to read in its entirety as follows:

Company Stock Account.  The portion of a Participant's Accrued Benefit that consists of assets in the form of Company Stock that is held in the Company Stock Investment Fund in the Union 401(k) Trust.  The Company Stock Investment Fund is intended to be invested primarily in shares of Company Stock, and shall also consist of cash or cash equivalents in which shall be invested cash dividends that may be paid on Company Stock that are accumulated in the ESOP prior to being distributed pursuant to Section 15.6 of the Plan.  Such cash dividends that are not so distributed shall be invested in Company Stock.  A Participant's Company Stock Account may consist of assets held in one or more of the subaccounts listed in Section 1.1 of the Plan.  Effective November 20, 2008, the Company Stock Account shall constitute an ESOP.

3.	A new Section 1.24A of the Plan (“ESOP”) is added after Section 1.24 (“ERISA”) to read in its entirety as follows:

ESOP.  The portion of the Plan that is intended to be a stock bonus plan as defined in Treasury Regulations Section 1.401-1(b)-1(iii) and a non-leveraged employee stock ownership plan satisfying the requirements of Sections 401(a), 409 and 4975(e)(7) of the Code.  Effective November 20, 2008, the assets of the Company Stock Account are intended to constitute an ESOP.  The ESOP is intended to be invested primarily in Company Stock.

4.	Section 6.6(a)(2)(ii) of the Plan ("Hardship") is amended to read in its entirety as follows:

The Participant must have obtained all currently available distributions (including electing to receive distribution of ESOP dividends under Section 404(k) of the Code) and all nontaxable loans currently available under all Plans maintained by the Employer (unless such loan would disqualify the Participant from obtaining other necessary financing); and

5.	Section 6.6(a)(3)(iv) of the Plan ("Hardship") is amended to read in its entirety as follows:

By other currently available distributions (including distributions of ESOP dividends under Section 404(k) of the Code) and nontaxable loans, under plans maintained by the Employer or by any other employer; or

6.	Section 7.2 of the Plan (“Method of Distribution”) is amended by adding the following sentence at the ending of the last paragraph thereof to read in its entirety as follows:

See Article XV for special rules relating to ESOP distributions.

7.	A new Article XV of the Plan ("ESOP Provisions") is added to read in its entirety as follows:

15.1           Status of ESOP.  Effective November 20, 2008, the Company designated the Company Stock Account as an ESOP. The ESOP is intended to be invested primarily in shares of Company Stock held on behalf of Participants.  Participants have a nonforfeitable right to Company Stock allocated to his Company Stock Account in the ESOP. These accounts shall also consist of cash or cash equivalents in which shall be invested cash dividends paid on Company Stock that are accumulated in the accounts prior to being distributed pursuant to Section 15.6.  Cash dividends that are not to be so distributed shall be invested in Company Stock.

15.2           Investment Diversification. Each Participant in the Plan is permitted to diversify the investment of 100% of his ESOP Account, at any time in accordance with Section 4.6. The net cash proceeds realized from the sale by the Plan of the shares of Company Stock for which diversification is elected shall be invested in the Investment Options designated.

15.3           Company Stock Distributions.

(a)  Notwithstanding the provisions of Article VII, distributions of Company Stock to a Participant from the ESOP shall be made in accordance with this Section 15.3, unless the application of Article VII would result in an earlier distribution date.

(b)  Unless the Participant (or his beneficiary, if the Participant is deceased) elects otherwise, if a Participant retires, dies or becomes disabled while employed by the Employer, distribution of Company Stock from the ESOP will be made or commenced as soon as practicable following the date on which the Participant retires, dies or becomes disabled, but not later than the sixtieth (60th) day next following the close of the Plan Year during which the Participant retires, dies or becomes disabled.

(c)  Unless the Participant elects otherwise, upon termination of employment of the Participant with the Employer for reasons other than retirement, death or disability, distribution of Company Stock from the ESOP will be made not later than the later of:

(1)  one (1) year after the close of the Plan Year which is the fifth (5th) Plan Year following the Plan Year in which his employment terminates, unless the Participant is reemployed by the Employer before the end of such year; or

(2) the sixtieth (60th) day following the end of the Plan Year in which the Participant attains Normal Retirement Age.

 (d)  Any distribution hereunder shall comply with the consent requirements contained in Section 7.7.

15.4           Optional Methods of Payment Available at Retirement. Upon actual retirement at or after age 55 (“Normal Retirement Date”), a Participant shall be entitled to receive the full amount credited to the Company Stock Account in the ESOP as of the Valuation Date immediately preceding the month in which payment is to be made, which amount shall be paid to the Participant in one lump sum within the later of: (i) sixty (60) days after the close of the Plan Year in which the Participant retires, or (ii) sixty (60) days after the distributable amount has been determined, unless prior to the date of his retirement he elects, in the manner prescribed by the Committee, any one of the following method or methods:

(a)  Payment of the entire amount of the Participant’s Account in one lump sum at some future date, not later than one year after Normal Retirement Date;

(b)  Payment in substantially equal annual, quarterly or monthly installments (including net investment income, gain or loss) until the value of such Participant’s Company Stock Account in the ESOP is exhausted. Unless the Participant elects otherwise, the payment period for a Participant’s Company Stock Account in the ESOP shall not exceed five (5) years. This five (5) year payment period for Company Stock Account in the ESOP shall be extended by one (1) year, up to five (5) additional years, for each $160,000 (or fraction thereof) by which such Participant’s Account balance exceeds $800,000 (the dollar amounts herein are subject to cost of living adjustments prescribed by the Secretary of the Treasury; or

(c)  Any combination of the foregoing.

Notwithstanding anything contained in this Section 15.4, lump sum, installment or any other benefits may not be paid directly from the Plan in any form of a life annuity or through the distribution of property in any form of a life annuity.

In addition, if the Participant’s spouse is not the designated beneficiary, the method of distribution selected must assure that at least fifty percent (50%) of the present value of the amount available for distribution is paid within the life expectancy of the Participant.

All distributions required under this Section shall be determined and made in accordance with Section 7.5. Any distribution under this Section 15.4 shall comply with the consent requirements contained in Section 7.7.

15.5           Payment in Shares or Cash. Any distributions from the ESOP shall be made in cash unless the Participant elects to receive the value of such Accounts in the form of Company Stock. Any distributions of Company Stock from the ESOP shall be made by distributing whole shares of Company Stock, as determined by the Trustee, at the market value of such shares on a national securities exchange or a national quotation system, with the value of any fractional shares paid in cash.

15.6           Dividends. Except as otherwise provided in this Section 15.6, dividends and other distributions received by the Trustee with respect to Company Stock shall be invested in Company Stock.

On and after November 20, 2008, cash dividends paid on shares of Company Stock in which a Participant or Beneficiary has a vested interest shall, at the election of the Participant or Beneficiary pursuant to procedures set forth by the Committee, be distributed to the Participant or Beneficiary.  Cash dividends that are distributed pursuant to an election hereunder shall be paid, at the discretion of the Committee, by the Company in cash to Participants and Beneficiaries, or paid by the Company to the Trust and distributed from the Trust to Participants and Beneficiaries, not later than ninety (90) days after the close of the Plan Year in which paid to the Trust, including the Plan Year ending December 31, 2008. Notwithstanding the foregoing, in no event shall the amount paid to a Participant or Beneficiary pursuant to such election exceed the vested amount of the Participant’s or Beneficiary’s account in the Company Stock Account at the time of such payment.

15.7           Miscellaneous.  Effective November 20, 2008, in accordance with Code Section 401(a)(28)(C), valuation of Company Stock that ceases to be readily tradable on an established securities market shall be made by an independent appraiser who meets the requirements similar to the requirements of the regulations prescribed under Code Section 170(a)(1).

Further, in accordance with Code Sections 409(h)(4), (5) and (6), if the Company Stock ceases to be readily tradable on an established market, then any Participant who is otherwise entitled to a total distribution from the Plan shall have the right to require that his Company Stock be repurchased by the Company.  The Trustee may elect to repurchase such Company Stock, in lieu of the Company.  This election shall only be exercisable during the sixty-day (60) period immediately following the date of distribution, and if the election made within such sixty-day (60) period, it can be made for an additional sixty (60) days in the following Plan Year.

The amount paid for Company Stock pursuant to this election as part of a lump sum distribution shall be paid in substantially equal periodic payments (not less frequently than annually) over a period beginning not later than thirty (30) days after the request for total distribution and not exceeding five (5) years.  There shall be adequate security provided and reasonable interest paid on any unpaid balance due under this paragraph.

If the Company is required to repurchase Company Stock as part of an installment distribution, the amount to be paid for Company Stock will be paid not later than thirty (30) days after the election is made.

THIS DONE AND SIGNED this 20th day of November, 2008.

CENTURYTEL, INC.

By:/s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice President and
Chief Financial Officer